Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the use of our report dated September 13, 2007, with respect to the Statements of Assets to Be Acquired and Statements of Net Revenues and Direct Expenses of the Modular Communications Platform Division, incorporated by reference in the Registration Statements (Form S-8 No. 333-80577, 333-00514, 333-46473, 333-80087, 333-80089, 333-85093, 333-38966, 333-38988, 333-50582, 333-50584, 333-68362, 333-106670, 333-111520, 333-116570, 333-126189, 333-137060, 333-142968 and 333-142969; and Form S-3 No. 333-49092, 333-111547 and 333-146977) and included in the Current Report (Form 8K/A) of RadiSys Corporation.

/s/ Ernst & Young LLP

San Jose, California

October 31, 2007